EXHIBIT 99

News Release

[OSG LOGO]
Overseas Shipholding Group, Inc.

FOR IMMEDIATE RELEASE

OVERSEAS SHIPHOLDING GROUP, INC.

PRICES $200 MILLION SENIOR UNSECURED NOTES OFFERING

     New York, March 4, 2003 - Overseas Shipholding Group (NYSE: OSG) today priced a $200 million senior unsecured notes offering (the "Notes"). The Notes will have a coupon of 8.25 percent and will be due in 2013. OSG will have the option to call the Notes beginning in 2008. The Company expects to close the offering on or before March 7, 2003.

     Proceeds from the offering will be used to repay a portion of OSG's revolving credit facilities and for general corporate purposes.

     The Notes were offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. OSG will offer to exchange the unregistered Notes for substantially identical registered senior unsecured notes following the completion of the offering. The Notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

     OSG, one of the world's leading independent bulk shipping companies, is engaged primarily in the seaborne transportation of crude oil and petroleum products.

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